Exhibit 2.1

SHARE EXCHANGE AGREEMENT

Dated

July 9, 2019

by and among

Diginex Ltd., a Hong Kong company (the “Company”),

The undersigned stockholders of the Company (the “Stockholders”),

Pelham Limited, a Hong Kong company, as the Stockholders’ Representative (the “Stockholders’ Representative”),

and

8i Enterprises Acquisition Corp., a British Virgin Islands company (the “Purchaser”),

i

4.20	Accounts Receivable and Payable; Loans	23

4.21	Pre-payments	23

4.22	Employees	23

4.23	Employment Matters	23

4.24	Withholding	24

4.25	Employee Benefits and Compensation	24

4.26	Real Property	24

4.27	Tax Matters	25

4.28	Finders’ Fees	26

4.29	Powers of Attorney and Suretyships	26

4.30	Directors and Officers	26

4.31	Certain Business Practices	26

4.32	Insurance	27

4.33	Related Party Transactions	27

4.34	No Additional Representations and Warranties	27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		27

5.1	Corporate Existence and Power	27

5.2	Corporate Authorization	28

5.3	Governmental Authorization	28

5.4	Non-Contravention	28

5.5	Finders’ Fees	28

5.6	Issuance of Shares	29

5.7	Capitalization	29

5.8	Information Supplied	29

5.9	Litigation	29

5.10	Trust Fund	30

5.11	Reporting Company	30

5.12	Listing	30

5.13	No Market Manipulation	30

5.14	Sarbanes-Oxley Act	30

5.15	Investment Company	30

5.16	Board Approval	30

5.17	Purchaser SEC Documents and Financial Statements	31

5.18	No Undisclosed Liabilities	32

5.19	Interested Party Transactions	32

5.20	Certain Business Practices	33

5.21	Money Laundering Laws	33

5.22	Business Activities	33

5.23	No Other Representations and Warranties	33

ARTICLE VI COVENANTS OF THE PARTIES PENDING CLOSING		34

6.1	Conduct of the Business	34

6.2	Access to Information	37

6.3	Notices of Certain Events	38

6.4	Proxy Statement; Purchaser Special Meeting	38

6.5	Trust Account	40

6.6	Employees of the Company and the Manager	40

6.7	Purchaser Incentive Plan	40

6.8	Form 8-K; Press Releases	40

6.9	Nasdaq Matters	41

6.10	Section 16 of the Exchange Act	41

6.11	Issuance of Purchaser Ordinary Shares for Services	41

6.12	Repayment of Advances	41

6.13	Audited Financial Statements	41

ARTICLE VII COVENANTS OF THE COMPANY		41

7.1	Reporting and Compliance with Laws	41

7.2	Best Efforts to Obtain Consents	42

ARTICLE VIII COVENANTS OF ALL PARTIES HERETO		42

8.1	Efforts; Further Assurances	42

8.2	Confidentiality	42

8.3	Directors’ and Officers’ Indemnification and Liability Insurance	42

8.4	Round Lot Holders	43

ARTICLE IX CONDITIONS TO CLOSING		44

9.1	Condition to the Obligations of the Parties	44

9.2	Conditions to Obligations of the Purchaser	44

9.3	Conditions to Obligations of the Company	45

ARTICLE X INDEMNIFICATION		46

10.1	Indemnification of Purchaser	46

10.2	Indemnification of Company	46

10.3	Procedure	47

10.4	Escrow of Escrow Shares by Stockholders	48

10.5	Survival of Indemnification Rights	49

10.6	Limitations on Indemnification	49

10.7	Exclusive Remedy	50

ARTICLE XI DISPUTE RESOLUTION		50

11.1	Arbitration	50

11.2	Waiver of Jury Trial; Exemplary Damages	51

ARTICLE XII TERMINATION		51

12.1	Termination Without Default	51

12.2	Termination Upon Default	52

12.3	Effect of Termination	53

ARTICLE XIII MISCELLANEOUS		54

13.1	Notices	54

13.2	Amendments; No Waivers; Remedies	54

13.3	Arm’s length bargaining; no presumption against drafter	55

13.4	Publicity	55

13.5	Expenses	55

13.6	No Assignment or Delegation	55

13.7	Governing Law	55

13.8	Counterparts; facsimile signatures	55

13.9	Entire Agreement	55

13.10	Severability	56

13.11	Construction of certain terms and references; captions	56

13.12	Further Assurances	57

13.13	Third Party Beneficiaries	57

13.14	Waiver	57

13.15	Stockholders’ Representative	58

13.16	Non-Recourse	58

13.17	Specific Performance	59

13.18	Non-Survival	59

13.19	Acknowledgements	59

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (the “Agreement”), dated as of July 9, 2019, by and among Diginex Ltd., a Hong Kong company (the “Company”), the stockholders of the Company (each, a “Stockholder” and collectively the “Stockholders”) set forth on Exhibit A hereto, Pelham Limited, a Hong Kong company, as the representative of the Stockholders (the “Stockholders’ Representative”), and 8i Enterprises Acquisition Corp., a British Virgin Islands company (the “Purchaser”)

W I T N E S E T H :

A.	The Company and/or its Subsidiaries (the “Company Group”) are in the business of providing blockchain technologies for an ecosystem infrastructure to enable adoption of digital assets across financial markets through the offer of advisory, markets and asset management services (which, together with all other businesses and activities conducted by the Company Group, is hereinafter referred to as the “Business”);

B.	The Purchaser is a blank check company formed for the sole purpose of entering into a share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities;

C.	The Stockholders own the entire issued share capital of the Company; and

D.	The Stockholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Stockholders, all of the issued shares in the Company in exchange for the Closing Payment Shares, subject to the terms and conditions set forth herein (the “Share Exchange”).

The parties hereto accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise, by or before any Authority.

1.2 “Additional Agreements” mean the Registration Rights Agreement, the Non-Compete Agreements and the labor agreements contemplated by Section 9.2(f).

1.3 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.4 “Agreement” has the meaning set forth in the recitals.

1.5 “Alternative Proposal” has the meaning set forth in Section 6.1(d).

1.6 “Arbitrators” has the meaning set forth in Section 11.1(b).

1.7 “Audited Financial Statements” has the meaning set forth in Section 4.11(a).

1.8 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, or any public, private or industry regulatory authority, whether international, national, federal, state, or local.

1.9 “Balance Sheet” has the meaning set forth in Section 4.11(a)

1.10 “Balance Sheet Date” has the meaning set forth in Section 4.11(a).

1.11 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.12 “Business” has the meaning set forth in the recitals.

1.13 “Business Combination” has the meaning set forth in the Purchaser Memorandum and Articles of Association.

1.14 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in Hong Kong or the British Virgin Islands are authorized to close for business.

1.15 “Change of Control” means the occurrence of the following event: any one Person, or more than one Person that are Affiliates or that are acting as a group, acquiring ownership of equity securities of the Purchaser which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total voting power or economic rights of the equity securities of the Purchaser or the Company.

1.16 “Claim” has the meaning set forth in Section 10.1.

1.17 “Closing” has the meaning set forth in Section 2.3.

1.18 “Closing Date” has the meaning set forth in Section 2.3.

1.19 “Closing Form 8-K” has the meaning set forth in Section 6.8(b).

1.20 “Closing Payment Shares” means stock certificates representing, in the aggregate, 20,000,000 shares of Purchaser Ordinary Shares issuable to the Stockholders and in such amounts set forth opposite each Stockholder’s name on Exhibit A.

1.21 “Closing Press Release” has the meaning set forth in Section 6.8(b).

1.22 “Company” has the meaning set forth in the recitals.

1.23 “Company Common Stock” has the meaning set forth in Section 4.5.

1.24 “Company Consent” has the meaning set forth in Section 4.10.

1.25 “Company Group” has the meaning set forth in the recitals.

1.26 “Company Indemnitees” has the meaning set forth in Section 10.2.

1.27 “Company Information” has the meaning set forth in Section 6.4(b).

1.28 “Company Material Adverse Effect” means, with respect to any change, event, fact or condition, individually or in the aggregate, together with all other changes, events, facts and conditions that have occurred prior to the date of determination, a material adverse effect on (a) the Business, the properties, assets, Liabilities, results of operations or condition (financial or otherwise), of the Company and its Subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, or (b) the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement or the Additional Agreements to which it is party or bound or to perform its obligations hereunder or thereunder, whether or not arising from transactions in the ordinary course of business, taken as a whole; provided, however, that “Company Material Adverse Effect” shall not include any change, event, fact or condition, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company Group operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster or acts of God; or (ix) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); except, in the case of subclauses (i), (ii), (iii), (iv), (vi) and (viii), to the extent such change, event, fact or condition has a disproportionate adverse effect on the Company as compared to other Persons engaged in the same industry.

1.29 “Company Option” has the meaning set forth in Section 2.2.

1.30 “Company Platform” has the meaning set forth in Section 6.1(a)(iv).

1.31 “Company Private Placement” means an issuance of new ordinary shares in the Company for up to $25 million to be completed no later than the Closing Date.

1.32 “Contracts” means all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which any member of the Company Group is a party or by which any of its respective assets are bound, including any entered into by any member of the Company Group in compliance with Section 6.1 after the date of this Agreement and prior to the Closing, and all rights and benefits thereunder, including all rights and benefits thereunder with respect to all cash and other property of third parties under the Company Group’s dominion or control.

1.33 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing, a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (the “10% Owner”) (i) owning beneficially, in accordance with Rule 13d-3 under the Exchange Act, securities entitling such Person to cast 10% or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive 10% or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a 10% Owner) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

1.34 “Deferred Underwriting Amount” means the portion of the underwriting discounts and commissions held in the Trust Account, which the underwriters of the IPO are entitled to receive upon the Closing in accordance with the Trust Agreement.

1.35 “De Minimis Amount” has the meaning set forth in Section 10.6(a)(i).

1.36 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

1.37 “Escrow Agreement” means an agreement in form and substance reasonably agreed to by the Purchaser and the Company between the Stockholder’s Representative, the Purchaser and the Escrow Agent with respect to the Escrow Shares to reflect the terms set forth in Section 10.4.

1.38 “Escrow Fund” has the meaning set forth in Section 10.4.

1.39 “Escrow Income” has the meaning set forth in Section 10.4(a).

1.40 “Escrow Shares” means 2,000,000 shares of Purchaser Ordinary Shares to be held from the aggregate amount of the Closing Payment Shares.

1.41 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

1.42 “Financial Statements” has the meaning set forth in Section 4.11(a).

1.43 “Governmental Approval” has the meaning set forth in Section 4.3.

1.44 “Hong Kong FRS” means the Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants, consistently applied.

1.45 “Insider” has the meaning set forth in Section 5.19.

1.46 “IPO” means the initial public offering of the Purchaser pursuant to the Prospectus.

1.47 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, including with respect thereto, all interests, fees and costs, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP, (g) all guarantees by such Person, (h) all liability of such Person with respect to any hedging obligations, including interest rate or currency exchange swaps, collars, caps or similar obligations, and (i) any other agreement to incur any of the foregoing.

1.48 “Indemnification Notice” has the meaning set forth in Section 10.3.

1.49 “Indemnified Party” has the meaning set forth in Section 10.3.

1.50 “Indemnifying Party” has the meaning set forth in Section 10.3.

1.51 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, domain name registration, and any other similar intellectual property right, and all registrations and applications for any of the foregoing, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by any member of the Company Group, or used or held for use in the Business, whether registered or unregistered or domestic or foreign.

1.52 “Key Personnel” has the meaning set forth in Section 6.6.

1.53 “Labor Agreements” has the meaning set forth in Section 4.23(a).

1.54 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, rule, or regulation.

1.55 “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such property or asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.56 “Lock-Up Agreements” has the meaning set forth in Section 9.2(g).

1.57 “Management Accounts” has the meaning set forth in Section 4.11(a).

1.58 “Material Contracts” has the meaning set forth in Section 4.16(a).

1.59 “Non-Compete Agreements” has the meaning set forth in Section 6.6.

1.60 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.61 “Other Filings” has the meaning set forth in Section 6.4(b).

1.62 “Outside Closing Date” has the meaning set forth in Section 12.1(b).

1.63 “Owned Intellectual Property Rights” means any Intellectual Property Rights owned or purported to be Owned by the Company Group.

1.64 “Nasdaq” means the Nasdaq Capital Market.

1.65 “Permits” has the meaning set forth in Section 4.17.

1.66 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances affecting Real Property that are not, individually or in the aggregate, material to the Business; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company, either individually or in the aggregate, and (C) not resulting from a breach, default or violation by the Company Group of any Contract or Law; (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings; (iv) non-exclusive licenses of Intellectual Property Rights granted or received in the ordinary course of business consistent with past practice; and (v) the Liens set forth on Schedule 1.29.

1.67 “Permitted Loans” means (a) that certain Loan Agreement, dated October 12, 2018, by and between Miles Christian Pelham and the Company, as amended by that certain Novation Agreement, dated January 18, 2019, by and among Miles Christian Pelham, Pelham Limited and the Company and (b) an unsecured trading capital facility to be entered into prior to the Closing, at the Company’s discretion, for a principal amount of no more than $10,000,000.

1.68 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.69 “Plan” has the meaning set forth in Section 4.25.

1.70 “Prospectus” has the meaning set forth in Section 13.14.

1.71 “Proxy Statement” has the meaning set forth in Section 6.4(a).

1.72 “Purchaser” has the meaning set forth in the recitals.

1.73 “Purchaser Audited Financial Statements” has the meaning set forth in Section 5.17(b).

1.74 “Purchaser Business Combination Approval” has the meaning set forth in Section 5.2.

1.75 “Purchaser Financial Statements” has the meaning set forth in Section 5.17(b).

1.76 “Purchaser Incentive Program” has the meaning set forth in Section 6.7.

1.77 “Purchaser Indemnitees” has the meaning set forth in Section 10.1.

1.78 “Purchaser Memorandum and Articles of Association” means the Purchaser’s amended and restated memorandum and articles of association dated March 27, 2019

1.79 “Purchaser Material Adverse Effect” means (a) any change, event or effect that would prevent or materially delay the ability of the Purchaser to perform its obligations under this Agreement or (b) any change, event or effect relating to the Purchaser that would have a material adverse effect on the business, properties, assets, liabilities or condition (financial or otherwise) of the Purchaser and its Subsidiaries (including the Company Group after the Closing).

1.80 “Purchaser Ordinary Shares” means the ordinary shares, no par value, of Purchaser.

1.81 “Purchaser Private Warrant” means each warrant issued in the private placement at the time of consummation of the IPO, entitling the holder thereof to purchase one-half (1/2) of one Purchaser Ordinary Share at an exercise price of $11.50 per share, which is non-redeemable and may be exercised on a cashless basis.

1.82 “Purchaser Public Warrant” means one whole warrant that was included as part of each Purchaser Unit in the IPO, entitling the holder thereof to purchase one-half (1/2) of one Purchaser Ordinary Share at an exercise price of $11.50 per share, which is redeemable.

1.83 “Purchaser SEC Documents” has the meaning set forth in Section 5.17(a).

1.84 “Purchaser Special Meeting” has the meaning set forth in Section 6.4(a).

1.85 “Purchaser Stock Redemptions” has the meaning set forth in Section 5.10.

1.86 “Purchaser Stockholder Approval” has the meaning set forth in Section 6.4(a).

1.87 “Purchaser Unit” means a unit of the Purchaser comprised of (a) one Purchaser Ordinary Share, (b) one Purchaser Public Warrant, and (c) one right to receive one-tenth (1/10) of one Purchaser Ordinary Share upon the consummation of the transactions contemplated by this Agreement (“Purchaser Rights”).

1.88 “Purchaser Warrant” shall mean each Purchaser Private Warrant and Purchaser Public Warrant.

1.89 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.90 “Registration Rights Agreement” means the agreement, in a form and substance to be agreed by the parties hereto, governing the registration for resale under the Securities Act of (a) the Closing Payment Shares issued to non-affiliate Stockholders of the Company, and (b) all other securities of the Purchaser (including derivatives thereof, such as options and warrants) held by the Purchaser’s officers, directors, nominees, and direct and indirect parents, control persons, affiliates and associates immediately after the Closing.

1.91 “Release Date” has the meaning set forth in Section 10.4(d).

1.92 “Required Financial Statements” has the meaning set forth in Section 6.4(b).

1.93 “Sarbanes-Oxley Act” means the United States Sarbanes-Oxley Act of 2002, as amended.

1.94 “SEC” means the United States Securities and Exchange Commission.

1.95 “Section 16” has the meaning set forth in Section 6.10.

1.96 “Securities Act” means the United States Securities Act of 1933, as amended.

1.97 “Selling Stockholders” has the meaning set forth in Section 13.15.

1.98 “Share Exchange” has the meaning set forth in the recitals.

1.99 “Stockholder” or “Stockholders” has the meaning set forth in the recitals.

1.100 “Stockholders’ Representative” has the meaning set forth in the recitals.

1.101 “Subsidiary” means each entity of which at least fifty percent (50%) of the capital stock or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person, provided, however, that Diginex High Performance Computing Limited shall not constitute a Subsidiary of the Company.

1.102 “Survival Period” has the meaning set forth in Section 10.5.

1.103 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company Group and other tangible property.

1.104 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, or as a result of any Tax sharing, indemnification or similar agreement, together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.105 “Taxing Authority” means any Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.106 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.107 “Terminating Company Breach” has the meaning set forth in Section 12.2(a).

1.108 “Terminating Purchaser Breach” has the meaning set forth in Section 12.2(b).

1.109 “Third Party Claim” has the meaning set forth in Section 10.3(a).

1.110 “Trust Account” has the meaning set forth in Section 5.10.

1.111 “Trust Agreement” has the meaning set forth in Section 5.10.

1.112 “Trust Fund” has the meaning set forth in Section 5.10.

1.113 “Trustee” has the meaning set forth in Section 5.10.

1.114 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

ARTICLE II
SHARE EXCHANGE

2.1 Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Stockholders shall sell, transfer, convey, assign and deliver to the Purchaser and the Purchaser shall purchase, acquire, and accept from the Stockholders, all of the issued and outstanding Company Common Stock in exchange for the Closing Payment Shares (less the Escrow Shares).

2.2 Stock Option Conversion. On the Closing Date, each option to purchase shares of Company Common Stock (each, a “Company Option”) that is outstanding under any of the equity incentive plans of the Company immediately prior to the Closing, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be cancelled and the holders shall receive 4,200,000 Purchaser Ordinary Shares, in the aggregate, in exchange for such cancellation; provided, that each holder of a Company Option shall pay the related exercise price of the Company Option within thirty (30) days following the Closing Date, in each case, as if such Company Options were exercised in accordance with their terms; provided, further, that to the extent a holder of a Company Option does not pay the related exercise price within such thirty (30) day period, such holder shall forfeit the related Purchaser Ordinary Shares. All Purchaser Ordinary Shares acquired in exchange for the cancellation of Company Options shall be locked-up for a period of fifteen (15) months following the Closing Date, following which the Purchaser Ordinary Shares shall be released in three (3) equal installments over a period of six (6) months following the expiration of such lock-up period, in each case as set forth in the respective Lock-Up Agreement. The Company has delivered to the Purchaser a true and correct schedule, as of the date of this Agreement, that sets forth each option holder and the number of Purchase Ordinary Shares each such holder shall receive at the Closing pursuant to this Section 2.2 and such schedule shall be updated between the date hereof and Closing solely to reflect the issuance of new Company Options, the holders of which will receive Purchaser Ordinary Shares at the Closing pursuant to this Section 2.2. For avoidance of doubt, the maximum number of Purchaser Ordinary Shares to be issued at the Closing pursuant to this Section 2.2 shall be 4,200,000 Purchaser Ordinary Shares.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with ARTICLE XII, the closing of the Share Exchange (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, at 10:00 a.m. local time, on the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in ARTICLE IX or at such other time, date and location as the Purchaser and the Company agree in writing. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At Closing, the Stockholders shall take the actions and deliver duly executed versions of the documents listed in Part I of Schedule 2.3 and the Purchaser shall take the actions and deliver duly executed versions of the documents listed in Part II of Schedule 2.3.

2.4 Board of Directors of Purchaser. As of the Closing, the Purchaser’s board of directors shall consist of seven directors. At the Closing, the parties shall cause to be elected to the Purchaser’s board of directors and nominated as officers of the Purchaser the individuals designated by the Stockholders after the date hereof, who shall become the directors and officers of the Purchaser until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

2.5 Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Purchaser are fully authorized in the name and on behalf of the Company, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE III
CONSIDERATION

3.1 Closing Payment Shares.

(a) Subject to and upon the terms and conditions set forth in this Agreement, in full payment for the Company Common Stock purchased by the Purchaser pursuant to Section 2.1, the Purchaser shall issue to the Stockholders the Closing Payment Shares, which shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions and the Lock-Up Agreements. Each Stockholder shall receive the number of Closing Payment Shares opposite such Stockholder’s name on Exhibit A in exchange for the number of Company Common Stock opposite such Stockholder’s name on Exhibit A. The number of Escrow Shares to be allocated among the Stockholders and held pursuant to the Escrow Agreement is set forth opposite each Stockholder’s name on Exhibit A. Exhibit A shall be updated between the date hereof and Closing solely to reflect the issuance of new ordinary shares in the Company pursuant to the Company Private Placement.

(b) No certificates or scrip representing fractional shares of Closing Payment Shares will be issued pursuant to the Share Exchange, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Purchaser. The Closing Payment Shares shall bear the legend set forth in Section 3.1(c) and shall be restricted as follows: (i) 6 months for stockholders holding less than 2.5% of the shares in Purchaser post-closing and (ii) 12 months for stockholders holding 2.5% or more of the shares in Purchaser post-closing, in the case of each of (i) and (ii), as set forth in the respective Lock-Up Agreement.

(c) Each certificate issued to any holder of Company Common Stock and each option holder who shall receive Purchaser Ordinary Shares in connection with the Share Exchange shall bear the legend set forth below, or legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities Laws at the time of the issuance of the Purchaser Ordinary Shares:

THE ORDINARY SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SECURITIES OR (II) THE ISSUER OF THE ORDINARY SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

3.2 Earnout Payment.

(a) In the event the closing price of the Purchaser Ordinary Shares on Nasdaq (or other applicable securities exchange) is equal to or greater than the stock prices set forth below during any five trading days out of any 30 trading day period from and after the Closing until the applicable milestone date set forth below, the Stockholders shall be entitled to receive, and the Purchaser shall immediately cause to be delivered, as additional consideration for the Share Exchange (and without the need for additional consideration from the Stockholders), the aggregate number of additional Purchaser Ordinary Shares set forth in the table below on a pro-rata basis based on their ownership percentages in the Company as set forth on Exhibit A, which shares shall be fully paid and free and clear of all Liens other than applicable securities Law restrictions:

Milestone Date	Stock Price	Additional Purchaser Ordinary Shares
December 31, 2020	$15.00	2,000,000
December 31, 2021	$20.00	2,000,000
December 31, 2022	$30.00	1,000,000

All share and per share amounts in the table above shall be proportionally adjusted for share splits, dividends, and similar events.

(b) Upon the first Change in Control to occur prior to the latest milestone date set forth in Section 3.2(a), the Purchaser shall, no later than immediately prior to the consummation of such Change in Control, issue to the Stockholders as additional consideration for the Share Exchange (and without the need for additional consideration from the Stockholders), free and clear of all Liens other than applicable securities Law restrictions, the number of Purchaser Ordinary Shares set forth in Section 3.2(a) for any period that has not yet expired as if the relevant stock price target had been met and the Stockholders were eligible to receive such additional Purchaser Ordinary Shares.

(c) At all times prior to the latest milestone date set forth in Section 3.2(a), the Purchaser shall keep available for issuance a sufficient number of unissued shares of Purchaser Ordinary Shares to permit the Purchaser to satisfy its issuance obligations set forth in this Section 3.2 and shall take all actions required to increase the authorized number of shares of Purchaser Ordinary Shares if at any time there shall be insufficient unissued shares of Purchaser Ordinary Shares to permit such reservation.

(d) The Purchaser shall take such actions as are reasonably requested by the Stockholders to evidence the issuances pursuant to this Section 3.2, including, if requested, through the delivery of duly and validly executed certificates or instruments representing the additional Purchaser Ordinary Shares.

(e) At all times prior to the latest milestone date set forth in Section 3.2(a), the Purchaser shall use reasonable best efforts for (i) the Purchaser to remain listed as a public company on, and for the Purchaser Ordinary Shares (including, when issued, any shares issued pursuant to this Section 3.2) to be tradable over, Nasdaq and (ii) the shares issued pursuant to this Section 3.2, when issued, to be approved for listing on Nasdaq; provided, however, the foregoing shall not limit the Purchaser from consummating a Change in Control or entering into a Contract that contemplates a Change in Control.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser simultaneously with the execution of this Agreement, the Company hereby represents and warrants to Purchaser as follows:

4.1 Corporate Existence and Power. The Company is a business company duly incorporated, validly existing and in good standing under the Laws of Hong Kong. The Company has all company power and authority to own and operate its properties and assets and to carry on the Business as presently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Company Material Adverse Effect. The Company has offices located only at the addresses set forth on Schedule 4.1.

4.2 Authorization. The execution, delivery and performance by the Company of this Agreement and the Additional Agreements to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary action on the part of the Company. Assuming due authorization and execution by each other party hereto and to the Additional Agreements, this Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the Company enforceable against the Company in accordance with its and their respective terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.3 Governmental Authorization. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreement requires any consent, approval, license, order or other action by or in respect of, or registration, declaration or filing with, any Authority as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Governmental Approval”).

4.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or any Additional Agreements does or will (a) contravene or conflict with the organizational or constitutive documents of any member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to the Company Group, (c) except for the Material Contracts listed on Schedule 4.16(a) requiring Company Consents (but only as to the need to obtain such Company Consents), constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Material Contract, (d) result in the creation or imposition of any Lien on any of the Company Common Stock, or, other than Permitted Liens, on any material properties or assets of the Company Group, where any such conflict has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Capitalization. The Company has issued HKD 10,000 ordinary shares and USD 1,031,484 ordinary shares (the “Company Common Stock”). The Company has a number of Company Options issued and outstanding that, if all were exercised, would constitute 15% of the total issued and outstanding Company Common Stock. The Company has provided the Purchaser with a true and complete list of the holders of Company Options and the number of such Company Options each such holder owns. No Company Common Stock is held in its treasury. All of the issued and outstanding Company Common Stock has been duly authorized and validly issued, is fully paid and non-assessable (except as set forth on Schedule 4.5) and has not been issued in violation of any preemptive or similar rights of any Person. All of the issued and outstanding Company Common Stock is owned of record and beneficially by the Stockholders as set forth on Exhibit A, free and clear of all Liens. No outstanding Company Common Stock is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. The only shares of Company Common Stock that will be outstanding immediately after the Closing will be the Company Common Stock owned by the Purchaser following the consummation of the Transaction. No other class of shares of the Company is authorized or outstanding. Other than the Company Options or in connection with the Company Private Placement or as set forth on Schedule 4.5, there are no: (a) outstanding subscriptions, options, warrants, rights (including “phantom share rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the Company, or (b) to the knowledge of the Company, agreements with respect to any of the Company Common Stock, including any voting trust, other voting agreement or proxy with respect thereto.

4.6 Charter Documents. Copies of the organizational documents of the Company and each of its Subsidiaries have heretofore been made available to Purchaser, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. The Company has not taken any actions in violation of its organizational documents such that had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.7 Corporate Records. All proceedings occurring since January 1, 2018 of the board of directors of the Company, including committees thereof, and all consents to actions taken thereby, are accurately reflected in the minutes and records contained in the corporate minute books of the Company. The register of members of the Company is complete and accurate in all material respects.

4.8 Assumed Names. Schedule 4.8 is a complete and correct list of all assumed or “doing business as” names currently or since the Company’s incorporation used by the Company Group, including names on any websites. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.9 Subsidiaries.

(a) Schedule 4.9(a) sets forth each Subsidiary of the Company and the amount of issued and outstanding capital stock and securities of each Subsidiary that is owned by the Company Group, which are owned free and clear of all Liens. All the capital stock of each Subsidiary are fully paid-up. Except for the Subsidiaries so listed, the Company does not own or Control, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment (in the form of a loan, capital contribution or otherwise) in any other Person.

(b) Each Subsidiary is a company duly organized, validly existing and in good standing under and by virtue of the Laws of the jurisdiction of its formation set forth by its name on Schedule 4.9(a). Each Subsidiary has all power and authority, corporate and otherwise, and all governmental licenses, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on the Business as presently conducted and as proposed to be conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Subsidiary of the Company is qualified to do business as a foreign entity in any jurisdiction, except as set forth by its name on Schedule 4.9(a), and there is no other jurisdiction in which the character of the property owned or leased by any Subsidiary or the nature of its activities make qualification of such Subsidiary in any such jurisdiction necessary. Each Subsidiary has offices located only at the addresses set forth by its name on Schedule 4.9(a).

(c) Except as set forth on Schedule 4.9(c), no outstanding capital stock or other securities of any Subsidiary is subject to any right of first refusal, right of first offer, preemptive right or similar restriction. Except as set forth on Schedule 4.9(c), there are no: (i) outstanding subscriptions, options, warrants, rights (including “phantom stock rights”), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any shares of the capital stock or other securities of a Subsidiary, or (ii) agreements with respect to any of the capital stock or other securities of a Subsidiary, including any voting trust, other voting agreement or proxy with respect thereto.

4.10 Consents. The Contracts listed on Schedule 4.10 are the only Contracts binding upon the Company Group or by which any of the Company Common Stock or any of the Company Group’s assets are bound, requiring a consent, approval, authorization, order or other action of or filing with any Person as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Consent”), other than such consents, approvals, authorizations, orders or other actions or filings which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect..

4.11 Financial Statements.

(a) Schedule 4.11 includes (i) the audited consolidated financial statements of the Company as of and for the period ended March 31, 2018 consisting of the audited consolidated statement of financial position, the audited consolidated statement of profit or loss and other comprehensive income, the audited consolidated statement of changes in equity and the audited consolidated statement of cash flows (collectively, the “Audited Financial Statements”), and (ii) unaudited consolidated management accounts as of and for the period ended on March 31, 2019 (the “Management Accounts” and together with the Audited Financial Statements, the “Financial Statements,” and the unaudited consolidated balance sheet as of March 31, 2019 (the “Balance Sheet Date”) included in the Management Accounts, the “Balance Sheet”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects the financial position of the Company Group as of the dates thereof and the results of operations of the Company Group for the periods reflected therein in conformity with Hong Kong FRS, except for liabilities and obligations reflected or reserved for on the Audited Financial Statements or disclosed in the notes thereto (if any) (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company Group, taken as a whole). The Financial Statements (i) were prepared from the Books and Records of the Company Group; (ii) were prepared on an accrual basis in accordance with Hong Kong FRS; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s Group financial condition as of their dates (except, for normal year-end or interim adjustments the impact of which are not material); and (iv) contain and reflect adequate provisions for all liabilities for all material Taxes applicable to the Company Group with respect to the periods then ended. The Management Accounts have been prepared on a good faith basis, on a basis consistent in all material respects with the preparation of the previous management accounts of the Company Group and reflect the Company’s management’s understanding of the income, assets and liabilities for the period reflected therein.

(c) Except as specifically disclosed, reflected or fully reserved against on the Balance Sheet and for liabilities and obligations that have arisen in the ordinary course of business since the date of the Balance Sheet, there are no liabilities, debts or obligations of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company Group.

(d) Except as set forth on Schedule 4.11(d), the Company Group does not have any Indebtedness, other than accounts payable incurred in the ordinary course of business consistent with past practice.

4.12 Books and Records.

(a) All Contracts, documents, and other papers or copies thereof delivered to Purchaser by or on behalf of the Company Group are accurate, complete, and authentic in all material respects.

(b) The Books and Records accurately and fairly, in all material respects, reflect the transactions and dispositions of assets of and the providing of services by the Company Group. Except where such failure has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with the respective management’s authorization;

(ii) all income and expense items are properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by Hong Kong FRS;

(iii) access to assets is permitted only in accordance with the respective management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

(c) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. Except as disclosed on Schedule 4.12(c), the Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the direct control of the Company Group and which is not located at an office of the Company Group.

4.13 Absence of Certain Changes. Since the Balance Sheet Date, the Company Group has conducted the Business in the ordinary course consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Schedule 4.13, since the Balance Sheet Date, there has not been:

(a) any Company Material Adverse Effect;

(b) any transaction, Contract or other instrument entered into, or commitment made, by the Company Group, or any of the Company Group’s assets (including the acquisition or disposition of any assets) or any relinquishment by the Company Group of any Contract or other right, in either case other than transactions and commitments in the ordinary course of business consistent in all respects, including kind and amount, with past practices and those contemplated by this Agreement;

(c) (i) any redemption of, declaration, setting aside or payment of any dividend or other distribution with respect to any capital stock or other equity interests in the Company Group; (ii) any issuance by the Company Group of shares of capital stock or other equity interests in the Company Group, or (iii) any repurchase, redemption or other acquisition, or any amendment of any term, by the Company Group of any outstanding shares of capital stock or other equity interests;

(d) (i) any creation or other incurrence of any Lien (other than Permitted Liens) on the Company Common Stock or any other capital stock or securities of the Company Group or on any of the Company Group’s assets, and (ii) any making of any loan, advance or capital contributions to or investment in any Person by the Company Group other than in the ordinary course of business consistent with past practice;

(e) any personal property damage, destruction or casualty loss or personal injury loss (whether or not covered by insurance) affecting the business or assets of the Company Group, other than as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(f) any material labor dispute, other than routine individual grievances, or any material activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of the Company Group;

(g) any sale, transfer, lease to others or other disposition of any of its material assets by the Company Group except in the ordinary course of business consistent with past practices or immaterial amounts of other Tangible Personal Property not required by its business;

(h) any capital expenditure by the Company Group in excess in any fiscal month of an aggregate of $1,000,000 or entering into any lease of capital equipment or property under which the annual lease charges exceed $500,000 in the aggregate by the Company Group;

(i) any institution of litigation, settlement or agreement to settle any litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property or suffering of any actual or threatened litigation, action, proceeding or investigation before any court or governmental body relating to the Company Group or its property, other than as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(j) the incurrence of any Indebtedness, or any loan of any monies to any Person or guarantee of any obligations of any Person by the Company Group, except for advances to employees or officers of any member of the Company Group in the ordinary course of business consistent with past practice;

(k) except as required by Hong Kong FRS or applicable Law, any change in the accounting methods or practices (including, any change in depreciation or amortization policies or rates) of the Company Group materially affecting the reported consolidated assets, liabilities or results of operations of the Company Group;

(l) any amendment to the Company Group’s organizational documents, or any engagement by the Company Group in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction;

(m) any acquisition of assets or the business of any Person in excess of $500,000 (individually or in the aggregate);

(n) any material Tax election made by the Company Group outside of the ordinary course of business consistent with past practice, or any material Tax election changed or revoked by the Company Group; any claim, notice, audit report or assessment in respect of material Taxes settled or compromised by the Company Group; any annual Tax accounting period changed by the Company Group; any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into by the Company Group that would have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of the Purchaser and its Affiliates (including the Company and its Subsidiaries) after the Closing; or any right to claim a material Tax refund surrendered by the Company Group; or

(o) any commitment or agreement to do any of the foregoing.

4.14 Properties; Title to the Company’s Assets.

(a) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the items of Tangible Personal Property have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group has good, valid and marketable title in and to, or in the case of the Company Group’s Real Property leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Balance Sheet. No such asset is subject to any Liens (other than Permitted Liens). Other than as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

4.15 Litigation. Except as set forth on Schedule 4.15, there is no Action (or any basis therefore) pending against, or to the knowledge of the Company threatened against or affecting, the Company Group, any of its officers or directors with respect to the Business, the Business, or any Company Common Stock or any of the Company’s Group assets or any Contract before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements or that, individually or in the aggregate, would be material to the Company Group, taken as a whole. There are no outstanding judgments against the Company Group that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.

4.16 Contracts.

(a) Schedule 4.16(a) lists each of the following Contracts, oral or written (collectively, the “Material Contracts”), to which the Company Group is a party and which are currently in effect and constitute the following:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, the Company Group of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company Group in excess of $500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which the Company Group (A) has continuing obligations for payment of annual compensation of at least $500,000 (other than oral arrangements for at-will employment), (B) has severance or post termination obligations to such Person, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of the Company;

(iv) all Contracts creating a joint venture, strategic alliance, limited liability company and partnership agreements to which the Company Group is a party and that is material to the business of the Company Group taken as a whole;

(v) all Contracts relating to any material acquisitions or dispositions of assets by the Company Group;

(vi) all Contracts for material licensing agreements, including Contracts licensing material Intellectual Property Rights, other than licenses for commercially available off-the-shelf software (including software-as-a-service) and nonexclusive licenses granted by any member of the Company Group to a contractor or customer in the ordinary course of business consistent with past practice;

(vii) all Contracts limiting the freedom of the Company Group to compete in any line of business or in any geographic area;

(viii) all Contracts with or pertaining to the Company Group to which any Affiliate of the Company Group is a party;

(ix) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which the Company Group holds a leasehold interest (excluding the Company Group’s Real Property leases) and which involve outstanding obligations to the lessor thereunder in excess of $500,000 per year;

(x) all Contracts for which any of the benefits, compensation or payments (or the vesting thereof) will be increased or accelerated by the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements;

(xi) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit (other than intercompany loans and advances); and

(xii) any Contract relating to the voting or control of the equity interests of the Company Group or the election of directors of the Company Group (other than the organizational documents of the Company Group).

(b) Except as set forth on Schedule 4.16(b) or as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Material Contract is a valid and binding agreement, and is in full force and effect, and neither the Company Group nor, to the Company’s knowledge, any other party thereto, is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) the Company Group has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto or to any of the Company Group’s assets and (iii) no Material Contract requires the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder.

(c) The Company Group is in material compliance with all covenants, including all financial covenants, in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

4.17 Licenses and Permits. Schedule 4.17 correctly lists each license, franchise, permit, order or approval or other similar authorization required under applicable Law to carry out or otherwise affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as indicated on Schedule 4.17 or as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related Company Consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. The Company Group has all Permits necessary to operate the Business, except for the failure to have, individually or in the aggregate, any Permits that would not be reasonably expect to have a Company Material Adverse Effect.

4.18 Compliance with Laws. The Company Group is not in violation of, has not violated, and to the Company’s knowledge, is neither under investigation with respect to nor has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and within the last 24 months the Company Group has not received any subpoenas by any Authority, in each case except where such violation, alleged violation or investigation would not, individually or in the aggregate, be expected to have a Company Material Adverse Effect.

4.19 Intellectual Property.

(a) Schedule 4.19 sets forth a true, correct and complete list of all Owned Intellectual Property Rights that are subject to a patent, registration or application therefor with any Authority, specifying as to each, as applicable: (i) the nature of such Owned Intellectual Property Right; (ii) the owner of such Owned Intellectual Property Right; and (iii) the jurisdictions by or in which such Owned Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed.

(b) Within the past five (5) years (or prior thereto if the same is still pending or subject to appeal or reinstatement) the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(c) To the knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe the rights of any other Person. Any Intellectual Property Rights used by the Company Group in the performance of any services by the Company Group under any Contract is, and upon the performance of such Contract remains, owned by the Company Group and no client, customer or other third-party has any claim of ownership on the Intellectual Property Rights.

(d) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(e) None of the execution, delivery or performance by the Company of this Agreement or any of the Additional Agreements to which the Company is a party or the consummation by the Company of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing.

(f) The Company has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other material confidential information that is Owned Intellectual Property Right. The transactions contemplated by this Agreement will not result in the violation of any Data Protection Laws or the privacy policies of the Company Group.

4.20 Accounts Receivable and Payable; Loans.

(a) All accounts receivable and notes of the Company Group reflected on the Financial Statements, and all accounts receivable and notes arising subsequent to the date thereof, represent valid obligations arising from services actually performed or goods actually sold by the Company Group in the ordinary course of business consistent with past practice. The accounts payable of the Company reflected on the Financial Statements, and all accounts payable arising subsequent to the Balance Sheet Date, arose from bona fide transactions in the ordinary course consistent with past practice.

(b) To the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account receivables or note that would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, all accounts receivable or notes receivable are good and collectible in the ordinary course of business.

(c) The information set forth on Schedule 4.20(c) separately identifies any and all accounts receivable or notes receivable of the Company Group which are owed by any Affiliate of the Company Group.

4.21 Pre-payments. The Company Group has not received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business.

4.22 Employees.

(a) The Company has provided the Purchaser with a true, correct and complete list of each employee of the Company Group as of May 31, 2019, setting forth the name and title for each such person.

(b) Except as set forth on Schedule 4.22(b), the Company Group is not a party to or subject to any collective bargaining agreement, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against the Company Group under any worker’s compensation policy or long-term disability policy.

4.23 Employment Matters.

(a) Schedule 4.23(a) sets forth a true and complete list of every employment agreement, commission agreement, employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has or might have any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally (collectively, “Labor Agreements”). The Company Group has delivered or made available to Purchaser true and complete copies of each such Labor Agreement, any employee handbook or policy statement of the Company Group, and complete and correct information concerning the Company Group’s employees.

(b) To the knowledge of the Company Group, no employee of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer.

4.24 Withholding. All obligations of the Company Group applicable to its employees, whether arising by operation of Law, including the Company’s contributions to the mandatory provident fund, by contract, by past custom or otherwise, or attributable to payments by the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements. Except as disclosed on Schedule 4.24, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date.

4.25 Employee Benefits and Compensation. Schedule 4.25 sets forth each “employee benefit plan” (as defined in Section 3(3) of ERISA), bonus, deferred compensation, equity-based or non-equity-based incentive, severance or other plan or written agreement relating to employee or director benefits or employee or director compensation or fringe benefits, maintained or contributed to by the Company Group (each a “Plan” and collectively, the “Plans”). Each Plan is in compliance with applicable Law in all material respects.

4.26 Real Property.

(a) Except as set forth on Schedule 4.26(a), the Company Group does not own, or otherwise have an interest in, any Real Property, including under any Real Property lease, sublease, space sharing, license or other occupancy agreement. The Company Group has good, valid and subsisting title to its respective leasehold estates in the offices described on Schedule 4.26(a), free and clear of all Liens (other than Permitted Liens). Other than as would not be reasonably expected to have a Company Material Adverse Effect, the Company Group has not breached or violated any local zoning ordinance, and no written notice from any Person has been received by the Company Group or served upon the Company Group claiming any violation of any local zoning ordinance.

(b) With respect to each Real Property lease: (i) it is valid, binding and in full force and effect against the Company Group, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; (ii) except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession in all material respects since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s material obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by the Company Group or, to the Company’s knowledge, by any other party thereto except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect; (vi) there exists no occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company Group thereunder, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect; and (vii) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, except as would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Real Property leased by the Company Group is in a state of maintenance and repair adequate and suitable for the purposes for which it is presently being used, and there are no repair or restoration works likely to be required in connection with any of the leased Real Properties, in each case except as would not be reasonably expected to have a Company Material Adverse Effect. To the Company’s knowledge, the Company Group does not owe any brokerage commission with respect to any Real Property.

4.27 Tax Matters. Except as set forth on Schedule 4.27:

(a) (i) The Company Group has duly and timely filed all material Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate in all material respects; (iii) there is no Action, pending or proposed in writing, with respect to Taxes of the Company Group; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect; (v) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (vi) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or agreement with any Taxing Authority, with respect to the Company Group; (vii) no claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any Tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (viii) there is no outstanding power of attorney from the Company Group authorizing anyone to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (ix) the Company Group is not, and has ever been, a party to any Tax sharing or Tax allocation Contract; (x) the Company Group is and has never been included in any consolidated, combined or unitary Tax Return; (xi) to the knowledge of the Company, no issue has been raised by a Taxing Authority in any prior Action relating to the Company Group with respect to any Tax for any period which, by application of the same or similar principles, could reasonably be expected to result in a proposed Tax deficiency of the Company Group for any other period; and (xii) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

(b) The Company Group will not be required to include any item of income or exclude any item of deduction for any taxable period ending after the Closing Date as a result of a change of a method of accounting made on or before the Closing Date.

(c) The unpaid Taxes of the Company Group (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Unaudited Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Return.

4.28 Finders’ Fees. Except as set forth on Schedule 4.28, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the Company, the Purchaser or any of their Affiliates upon consummation of the transactions contemplated by this Agreement.

4.29 Powers of Attorney and Suretyships. Except as set forth on Schedule 4.29, the Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person.

4.30 Directors and Officers. Schedule 4.30 sets forth a true, correct and complete list of all directors and officers of the Company Group as of the date of this Agreement.

4.31 Certain Business Practices. Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any Company Group funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor, to the knowledge of the Company, any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since June 1, 2017, directly or indirectly, in connection with the business of the Company Group, given or agreed to give any gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Company Group and would reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

4.32 Insurance. All forms of insurance owned or held by and insuring the Company Group as of the date of this Agreement are set forth on Schedule 4.32. With respect to each such insurance policy required to be listed on Schedule 4.32, except as would not, individually or in the aggregate, be material to the Company Group, taken as a whole, (a) such policies are in full force and effect, (b) all premiums with respect to such policies covering all periods up to and including the Closing Date have been paid, (c) no written notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination, (d) there is no existing default or event which, with or without the passage of time or the giving of notice or both, would constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy and (e) such policies will not in any way be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement or the Additional Agreements. The insurance policies to which the Company Group is a party are sufficient for compliance, in all material respect, with all requirements of all Contracts to which the Company Group is a party or by which the Company Group is bound. To the Company’s knowledge, the Company Group has not been refused any insurance with respect to its assets or operations or had its coverage materially limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. The Company Group does not have any self-insurance arrangements.

4.33 Related Party Transactions. Except as set forth on Schedule 4.33, no Affiliate of the Company Group (a) is a party to any Contract, or has otherwise entered into any transaction, understanding or arrangement, with the Company Group or (b) owns any property or right, tangible or intangible, which is used by the Company Group.

4.34 No Additional Representations and Warranties. Except as provided in this ARTICLE IV, neither the Company, the Stockholders or any Affiliates of the Company or the Stockholders, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Purchaser or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Purchaser.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

5.1 Corporate Existence and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Purchaser has all company power and authority to own and operate its properties and assets and to carry on its business as presently conducted. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Purchaser Material Adverse Effect.

5.2 Corporate Authorization. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and assuming the due authorization and execution by each other party hereto and to the Additional Agreements, this Agreement constitutes, and upon their execution and delivery, the Additional Agreements will constitute, a valid and legally binding agreement of the Purchaser, enforceable against it in accordance with its and their terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The affirmative vote of holders of a majority of the outstanding shares of Purchaser Ordinary Shares, voting as a single class, entitled to vote at the Purchaser Special Meeting, assuming a quorum is present, to approve the proposals to be set forth in the Proxy Statement are the only votes of any of the Purchaser’s capital stock necessary in connection with the entry into this Agreement by the Purchaser, and the consummation of the transactions contemplated hereby, including the Closing (the “Purchaser Business Combination Approval”).

5.3 Governmental Authorization. Neither the execution, delivery nor performance of this Agreement by the Purchaser requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

5.4 Non-Contravention. The execution, delivery and performance by the Purchaser of this Agreement and the Additional Agreements and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or constitutive documents of the Purchaser, or (ii) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the Purchaser, (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of the Purchaser or require any payment or reimbursement or to a loss of any material benefit relating to its business to which the Purchaser is entitled under any provision of any contract to which the Purchaser is a party, or (iv) result in the creation or imposition of any Lien on any of the Purchaser Ordinary Shares, or on any material properties or assets of the Purchaser, where any such conflict has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.5 Finders’ Fees. Except for any liabilities for fees or commissions described on Schedule 5.5 and the Deferred Underwriting Amount, there is no investment banker, broker, finder, agent or other intermediary which has been retained by or is authorized to act on behalf of the Purchaser or its Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement or any of the Additional Agreements.

5.6 Issuance of Shares. The Closing Payment Shares and any Purchaser Ordinary Shares issued pursuant to Section 3.2, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of any Liens and not subject to or issued in violation of any right of any third party pursuant to any contract to which the Purchaser is bound, applicable Law or the Purchaser’s organizational documents.

5.7 Capitalization.

(a) The authorized capital stock of Purchaser consists of an unlimited number of Purchaser Ordinary Shares, with no par value of which 7,427,500 are issued and outstanding as of the date hereof. In addition, 5,990,000 Purchaser Warrants (inclusive of Purchaser Private Warrant and Purchaser Public Warrants) are issued and outstanding as of the date hereof. Except as set forth on Schedule 5.7, no other shares of capital stock or other voting securities of the Purchaser are issued, reserved for issuance or outstanding. All issued and outstanding shares of Purchaser Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of BVI Business Companies Act, 2004 (as amended), the Purchaser’s organizational documents or any contract to which Purchaser is a party or by which Purchaser is bound. Except as set forth in the Purchaser’s organizational documents, there are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Ordinary Shares or any capital equity of Purchaser. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Except as set forth in the Purchaser SEC Documents, the Purchaser has no convertible securities, exchangeable securities, warrants, options or other rights outstanding that, pursuant to their terms, as a result of the consummation of the transactions contemplated hereby, will become convertible, exchangeable or exercisable of any shares, warrants, options or other securities of the Purchaser.

5.8 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Purchaser’s stockholders (including the Proxy Statement) with respect to the solicitation of proxies to approve the transactions contemplated by this Agreement and the Additional Agreements, if applicable, or in any other Purchaser SEC Documents, will, at the date of its filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Purchaser or that is included in the Purchaser SEC Documents).

5.9 Litigation. There is no Action (or any basis therefore) pending against, or to the knowledge of the Purchaser threatened against or affecting, the Purchaser, any of its officers or directors, or any Purchaser Ordinary Shares before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements or that, individually or in the aggregate, would be material to the Purchaser. There are no outstanding judgments against the Purchaser that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into and perform its obligations under this Agreement.

5.10 Trust Fund. As of the date of this Agreement, Purchaser has at least $57,500,000 in the trust fund established by Purchaser for the benefit of its public stockholders (the “Trust Fund”) in a trust account maintained by Wilmington Trust Company (the “Trustee”) at JP Morgan Chase Bank (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by the Trustee pursuant to the Investment Management Trust Agreement, dated as of March 27, 2019, between the Purchaser and the Trustee (the “Trust Agreement”). Immediately prior to Closing, after giving effect to any redemptions of Purchaser Ordinary Shares in connection with the Business Combination (the “Purchaser Stock Redemptions”), there shall be at least $5,000,001 in the Trust Account.

5.11 Reporting Company. The Purchaser is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Purchaser Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act.

5.12 Listing. The Purchaser Units, Purchaser Ordinary Shares, Purchaser Warrants and Purchaser Rights are listed on Nasdaq, with trading tickers “JFKKU,” “JFK,” “JFKKW” and “JFKKR,” respectively. There is no action or proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of the Purchaser Units, Purchaser Ordinary Shares, Purchaser Warrants and Purchaser Rights on Nasdaq.

5.13 No Market Manipulation. Neither the Purchaser nor its Affiliates have taken, and will not take, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Purchaser Ordinary Shares to facilitate the sale or resale of the Purchaser Ordinary Shares or affect the price at which the Purchaser Ordinary Shares may be issued or resold; provided, however, that this provision shall not prevent the Purchaser from engaging in investor relations or public relations activities consistent with past practices.

5.14 Sarbanes-Oxley Act. The Purchaser is in compliance with applicable requirements of the United States Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder in effect as of the date of this Agreement, except where such noncompliance could not be reasonably expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

5.15 Investment Company. The Purchaser is not an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

5.16 Board Approval. The Purchaser’s board of directors (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the stockholders of Purchaser and (iii) determined that the transactions contemplated hereby constitutes a Business Combination, and (iv) approved this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby.

5.17 Purchaser SEC Documents and Financial Statements.

(a) The Purchaser has timely filed all registration statements, forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the Purchaser with the SEC (including the Proxy Statement), together with any amendments, restatements or supplements thereto (collectively, the “Purchaser SEC Documents”) since the Purchaser’s formation under the Exchange Act or the Securities Act, and will timely file all such registration statements, forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. The Purchaser SEC Documents were and will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The Purchaser SEC Documents did not, and will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any Purchaser SEC Document has been or is amended or superseded by a later filed Purchaser SEC Document then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing does not apply to statements in or omissions in any information supplied or to be supplied by the Company Group expressly for inclusion or incorporation by reference in any Purchaser SEC Document. As used in this Section 5.17, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The audited financial statements of the Purchaser (the “Purchaser Audited Financial Statements”) and unaudited interim financial statements of the Purchaser (together with the Purchaser Audited Financial Statements, the “Purchaser Financial Statements”) (including, in each case, the notes and schedules thereto) included in the Purchaser SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(c) The Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Purchaser is made known to the Purchaser’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Purchaser’s knowledge, such disclosure controls and procedures are effective in timely alerting the Purchaser’s principal executive officer and principal financial officer to material information required to be included in the Purchaser’s periodic reports required under the Exchange Act.

(d) The Purchaser has established and maintained a system of internal controls. To the Purchaser’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Purchaser’s financial reporting and the preparation of the Purchaser’s financial statements for external purposes in accordance with U.S. GAAP.

(e) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser. The Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) The books of account, minute books and transfer ledgers and other similar books and records of the Purchaser have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(g) Except as otherwise noted in the Purchaser Financial Statements, the accounts and notes receivable of the Purchaser reflected in the Purchaser Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which the Purchaser has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Purchaser or any of its subsidiaries as of the date hereof.

5.18 No Undisclosed Liabilities. The Purchaser has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Purchaser Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser, except: (i) liabilities provided for in or otherwise disclosed in the balance sheet included in the most recent Purchaser Financial Statements or in the notes to the most recent Purchaser Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since the date of the most recent Purchaser Financial Statement, none of which, individually or in the aggregate, would have a Purchaser Material Adverse Effect taken as a whole.

5.19 Interested Party Transactions. No officer, director, employee, shareholder or holder of derivative securities (each an “Insider”) of the Purchaser or a member of his or her immediate family is indebted to the Purchaser, nor is the Purchaser indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary or fees for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Purchaser, and (iii) for other employee benefits made generally available to all employees, if any. To the knowledge of the Purchaser, no Insider of the Purchaser or a member of his or her immediate family is directly or indirectly a party to or has a material interest in any contract of the Purchaser (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Purchaser or such Person’s employment with, or other services rendered to the Purchaser).

 5.20 Certain Business Practices. Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, neither the Purchaser, nor any director, officer, agent or employee of the Purchaser (in their capacities as such) has (i) used any Purchaser group funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Purchaser, nor, to the knowledge of the Purchaser, any director, officer, agent or employee of the Purchaser (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Purchaser) has, since June 1, 2017, directly or indirectly, in connection with the business of the Purchaser group, given or agreed to give any gift or similar benefit in any amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist the Purchaser in connection with any actual or proposed transaction, which, if not given or continued in the future, would reasonably be expected to adversely affect the business or prospects of the Purchaser and would reasonably be expected to subject the Purchaser to suit or penalty in any private or governmental litigation or proceeding.

5.21 Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the Purchaser with respect to the Money Laundering Laws is pending or, to the knowledge of the Purchaser, threatened.

5.22 Business Activities. Since its incorporation, the Purchaser has not conducted any business activities other than activities directed toward completing a Business Combination. Except as set forth in the Purchaser’s organizational documents, there is no agreement, commitment, or Order binding upon the Purchaser or to which the Purchaser is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Purchaser, any acquisition of property by the Purchaser or the conduct of business by the Purchaser as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to enter into and perform their obligations under this Agreement. The Purchaser does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

5.23 No Other Representations and Warranties. Except as provided in this ARTICLE V, neither the Purchaser or any of its Affiliates nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company.

ARTICLE VI
COVENANTS OF THE PARTIES PENDING CLOSING

6.1 Conduct of the Business.

(a) Each of the Company and the Purchaser covenants and agrees that from the date hereof through the earlier of (x) termination of this Agreement in accordance with ARTICLE XII and (y) the Closing, except as otherwise contemplated by this Agreement or as consented to in writing by the other party (which consent shall not be unreasonably withheld, conditioned or delayed), each of the Company and the Purchaser shall conduct business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall use its commercially reasonable efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries not to:

(i) amend, modify or supplement its certificate of incorporation and bylaws or other organizational or governing documents;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Material Contract or any other material right or asset of the Company;

(iii) modify, amend or enter into any contract, agreement, lease, license or commitment, which (A) is with respect to Real Property, (B) extends for a term of one (1) year or more or (C) obligates the payment of more than $500,000 (individually or in the aggregate);

(iv) make any capital expenditures in excess of (A) $1,000,000 per month in the aggregate, solely related to the Exchange and Custody platform as set forth in the Company’s financial projections provided to Purchaser (the “Company Platform”), and (B) $500,000 (individually or in the aggregate) outside of the Company Platform;

(v) sell, lease, license or otherwise dispose of any of the Company Group’s material assets or assets covered by any Material Contract except (i) pursuant to existing contracts or commitments disclosed herein, and (ii) sales of services in the ordinary course consistent with past practice;

(vi) pay, declare or promise to pay any dividends or other distributions with respect to its capital stock or other equity securities, or pay, declare or promise to pay any other payments to any stockholder or other equity holder (other than payment of salary, benefits, leases, commissions and other regular and necessary similar payments in the ordinary course);

(vii) obtain or incur any loan or other Indebtedness, including drawings under the Company Group’s existing lines of credit, in excess of $1,000,000, other than (a) accounts payable and accrued liabilities in the ordinary course of business consistent with past practice or (b) Permitted Loans;

(viii) suffer or incur any Lien, except for Permitted Liens, on the Company Group’s assets;

(ix) suffer any damage, destruction or loss of property related to any of the Company Group’s assets, whether or not covered by insurance the aggregate value of which, following any available insurance reimbursement, exceed $1,000,000;

(x) delay, accelerate or cancel any receivables or Indebtedness owed to the Company Group or the Purchaser or write off or make further reserves against the same, other than in the ordinary course of business;

(xi) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xii) permit any insurance policy protecting any of the Company Group’s material assets to lapse, unless simultaneously with such lapse, a replacement policy underwritten by an insurance company of nationally recognized standing having comparable deductions and providing coverage equal to or greater than the coverage under the lapsed policy for substantially similar premiums or less is in full force and effect;

(xiii) adopt any severance, retention or other employee plans, amend any of its employee plans or fail to continue to make timely contributions thereto in accordance with the terms thereof, other than in the ordinary course of business;

(xiv) institute, settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body in each case in excess of $500,000 (exclusive of any amounts covered by insurance) or that imposes injunctive or other non-monetary relief on the Company Group;

(xv) except as may be required by applicable Law or Hong Kong FRS, make any change in its accounting principles or methods;

(xvi) change the place of business or jurisdiction of organization;

(xvii) issue, redeem or repurchase any capital stock, membership interests or other securities, or issue any securities exchangeable for or convertible into any shares of its capital stock or other securities, other than (a) in connection with the Company Private Placement, (b) pursuant to the exercise or conversions of any options, warrants or other securities outstanding as of the date of this Agreement or to new hires, or (c) subject to Section 6.1(a)(vii), in connection with obtaining any loans or grants, in case of (b) and (c) in the ordinary course of business;

(xviii) make or change any material Tax election or change any annual Tax accounting periods;

(xix) enter into any transaction with or distribute or advance any assets or property to any of its Affiliates other than the payment of salary and benefits in the ordinary course; or

(xx) agree to do any of the foregoing.

(b) From the date hereof through the earlier of (x) termination of this Agreement in accordance with ARTICLE XII and (y) the Closing, the Purchaser shall remain a “blank check company” as defined in Rule 419 under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, through the Closing Date, other than in connection with the transactions contemplated by this Agreement without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, modify or supplement the Purchaser Memorandum and Articles of Association or other constitutional or governing documents;

(ii) except as specified in Schedule 6.1(b)(ii), authorize, commit or actually issue, grant, sell, pledge, dispose of any of its shares or other equity interests or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its shares or other equity interests, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; except for such issuances set forth in Section 6.11;

(iii) subdivide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) except as specified in Schedule 6.1(b)(iv), incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $50,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person; or

(v) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with ARTICLE XII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company Group, on the one hand, nor the Purchaser, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the Purchaser (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person or any class or series of the capital stock or other equity interests of the Company Group or the Purchaser in a single transaction or series of transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the Purchaser or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one (1) Business Day after receipt) advise the other parties to this Agreement orally and in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company and the Purchaser shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

6.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the Purchaser shall each (a) continue to give the other party, its legal counsel and other representatives reasonable access during normal business hours and with reasonable advance notice, to such party’s offices, properties and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group and the Purchaser as such Persons may reasonable request and (c) cause the employees, legal counsel, accountants and representatives of such party to cooperate with the other party in its investigation of the Business; provided that no investigation pursuant to this Section 6.2 (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company or the Purchaser and, provided further, that any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything to the contrary in this Agreement, no party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law.

6.3 Notices of Certain Events. Each party shall promptly notify the other party in writing of the following, provided that no such notice shall constitute an acknowledgement or admission by the party providing the notice regarding whether or not any of the conditions to Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached:

(a) any notice or other communication from any Person alleging that the consent of such Person is required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action or other rights by or on behalf of such Person or any Lien (other than a Permitted Lien) on any Company Common Stock or capital stock of the Purchaser or any of the Company Group’s or the Purchaser’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or threatened against, involving or otherwise affecting any party or any of their stockholders that relate to the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or is reasonably expected to constitute or result, in a Company Material Adverse Effect or Purchaser Material Adverse Effect; and

(e) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term hereof, or any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, that would reasonably be expected to cause any of the conditions set forth in ARTICLE IX not to be satisfied.

6.4 Proxy Statement; Purchaser Special Meeting.

(a) Promptly after the receipt by the Purchaser from the Company of all financial and other information relating to the Company required for inclusion therein, the Purchaser and the Company shall prepare and the Purchaser shall file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Purchaser Ordinary Shares to, among other things, vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby (“Purchaser Stockholder Approval”) at a meeting of holders of Purchaser Ordinary Shares to be called and held for such purpose (the “Purchaser Special Meeting”). Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting proxies from holders of Purchaser Ordinary Shares for the matters to be acted upon at the Purchaser Special Meeting (the “Proxy Statement”), which shall be filed with the SEC on Schedule 14A. The Company and its counsel and the Purchaser and its counsel shall be given an opportunity to review and comment on the and Proxy Statement prior to its filing with the SEC. The Purchaser and the Company shall promptly respond to any SEC comments on the Proxy Statement. The Purchaser and the Company shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

(b) The Company shall provide the Purchaser with all reasonable information concerning the business of the Company Group and the management, operations and financial condition of the Company Group as is required by the SEC for inclusion in the Proxy Statement (“Company Information”), including, all financial statements required by relevant securities laws and regulations (the “Required Financial Statements”), which shall be prepared under such accounting principles and for such periods as required by the forms, rules and regulations of the SEC or as requested by the SEC in connection with its review of the Proxy Statement or any Other Filing (as defined below). Subject to the Company’s review and approval of the Proxy Statement, including the Company Information included therein, the Company acknowledges and agrees that Company Information (including the Required Financial Statements), or summaries thereof or extracts therefrom, may be included in the Proxy Statement and any other filings required under the Exchange Act, Securities Act or any other United States federal, foreign or blue sky laws (“Other Filings”). In connection therewith, the Company shall instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company Group to reasonably cooperate with Purchaser as relevant if required in connection with the foregoing. The Purchaser agrees to provide the Company with a reasonable opportunity to review the Proxy Statement and any Other Filing and to not file the Proxy Statement or any Other Filing without the Company’s approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c) As soon as practicable following the filing of the definitive Proxy Statement, the Purchaser shall distribute the Proxy Statement to the holders of Purchaser Ordinary Shares and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with its organizational documents and the laws of the British Virgin Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the stockholders of the Purchaser for approval or adoption at the Purchaser Special Meeting, including, without limitation, the matters described in Section 6.4(a).

(d) The Purchaser and the Company shall comply with all applicable provisions of and rules under the Securities Act and Exchange Act and all applicable Laws of the British Virgin Islands and other applicable corporate Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder and the calling and holding of the Purchaser Special Meeting. Without limiting the foregoing, the Purchaser shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Purchaser Ordinary Shares, and as of the date of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Purchaser shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Ordinary Shares or at the time of the Purchaser Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. If at any time prior to Closing, a change in the Company Information, Required Financial Statements or other financial information, which would make the preceding sentence incorrect, should be discovered by the Company, it shall promptly notify the Purchaser of such change. The Purchaser represents and warrants that the information relating to the Purchaser supplied by it for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Purchaser Ordinary Shares or at the time of the Purchaser Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(e) The Purchaser, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Purchaser Ordinary Shares vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby, and shall otherwise use its best efforts to obtain the Purchaser Stockholder Approval.

6.5 Trust Account. The Purchaser covenants that it shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and for the payment of (i) all amounts payable to stockholders of the Purchaser holding Purchaser Ordinary Shares who shall have validly redeemed their Purchaser Ordinary Shares upon acceptance by the Purchaser of such Purchaser Ordinary Shares, (ii) the expenses to the third parties to which they are owed, (iii) the Deferred Underwriting Amount to the underwriter in the IPO and (iv) the remaining monies in the Trust Account to the Purchaser.

6.6 Employees of the Company and the Manager. Schedule 6.6 lists those employees designated by the Company as key personnel of the Company (the “Key Personnel”). The Company shall cause the Key Personnel, as a condition to their continued employment with the Company, to execute and deliver to the Company non-competition, non-solicitation and confidentiality agreements in form and substance reasonably satisfactory to the Purchaser (the “Non-Compete Agreements”). The Company shall use its commercially reasonable efforts to enter into agreements with each of its employees to the extent required by Law prior to the Closing Date, and to satisfy all accrued obligations of the Company Group applicable to its employees, whether arising by operation of Law, by Contract, by past custom or otherwise, for payments by the Company to any trust or other fund or to any Authority, with respect to, social insurance benefits, housing fund benefits, unemployment or disability compensation benefits or otherwise.

6.7 Purchaser Incentive Plan. The Purchaser and the Company shall prepare a mutually agreeable long-term incentive plan for certain key employees of the Purchaser group following Closing, the key terms of which are set forth on Schedule 6.7 (the “Purchaser Incentive Program”) to be included in the Proxy Statement for Purchaser Stockholder Approval.

6.8 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, Purchaser will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Purchaser and the Company shall also issue a joint press release announcing the execution of this Agreement.

(b) At least five (5) days prior to the Closing, the Purchaser shall begin preparing, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Share Exchange pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Purchaser and the Company shall prepare a mutually agreeable press release announcing the consummation of the Share Exchange (the “Closing Press Release”). Concurrently with the Closing, the Purchaser shall distribute the Closing Press Release, and as soon as practicable thereafter, file the Closing Form 8-K with the SEC.

6.9 Nasdaq Matters. The Purchaser shall take all actions necessary to maintain its listing on Nasdaq.

6.10 Section 16 of the Exchange Act. Prior to the Closing, the board of directors of the Purchaser, or an appropriate committee thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC relating to Rule 16b-3(d) under the Exchange Act, such that the acquisition of Purchaser Ordinary Shares pursuant to this Agreement by any officer or director of the Company who is expected to become a “covered person” of the Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be exempt acquisitions for purposes of Section 16.

6.11 Issuance of Purchaser Ordinary Shares for Services. At the Closing, the Purchaser shall issue Purchaser Ordinary Shares (in lieu of cash compensation) in the aggregate amount set forth on Schedule 6.11 to those Persons listed thereon, for services rendered to (a) the Purchaser or (b) the Company and set forth on Schedule 4.28.

6.12 Repayment of Advances. The Company shall use commercially reasonable efforts to obtain repayment of the monetary advances set forth on Schedule 6.12 at or prior to the Closing.

6.13 Audited Financial Statements. The Company shall use commercially reasonable efforts to deliver to the Purchaser, as soon as practicable, but in no event later than September 30, 2019, audited financial statements for the periods ended March 31, 2019 and 2018 and interim reviewed financial statements for the period ended June 30, 2019, all prepared under U.S. GAAP in accordance with requirements of the Public Company Accounting Oversight Board for public companies.

ARTICLE VII
COVENANTS OF THE COMPANY

7.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall on behalf of the Company Group duly and timely file all Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

7.2 Best Efforts to Obtain Consents. The Company shall use its commercially reasonable efforts to obtain each Company Consent and Governmental Approval as promptly as practicable hereafter.

ARTICLE VIII
COVENANTS OF ALL PARTIES HERETO

8.1 Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law, as reasonably requested by the Purchaser in the case of the Company, and by the Company, in the case of the Purchaser, to consummate and implement expeditiously each of the transactions contemplated by this Agreement.

8.2 Confidentiality. Each party shall hold and shall cause its respective representatives to hold in strict confidence, unless required or compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by any other party or its representatives in connection with the transactions contemplated by this Agreement, including in each case the existence of this Agreement and the transactions contemplated hereby or any negotiations or discussions with respect thereto (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired on a non-confidential basis from another source, which source is not the agent of the other party, by the party to which it was furnished, without any breach by such source of any obligation of confidentiality to the other party), and each party shall not release or disclose such information to any other Person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall, to the extent permitted by applicable Law, give timely written notice to the other party so that such party may have an opportunity to obtain a protective order or other appropriate relief, and such party shall only disclose the minimum amount of such confidential information that is so required to be disclosed. The parties acknowledge that some previously confidential information will be required under applicable Law to be disclosed in the Proxy Statement.

8.3 Directors’ and Officers’ Indemnification and Liability Insurance.

(a) From and after the Closing Date, the Purchaser shall, and cause its Affiliates (including the Company Group after the Closing) to, indemnify and hold harmless each present and former director and officer of the Purchaser, the Company and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Purchaser, the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Purchaser shall, and shall cause its Affiliates (including the Company Group after the Closing) to (i) maintain for a period of not less than six years from the Closing provisions in its organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Purchaser’s and the Company Group’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the organizational documents of the Purchaser, the Company and its Subsidiaries, as the case may be, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six (6) years from the Closing, the Purchaser shall, and cause its Affiliates (including the Company Group after the Closing) to maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the Purchaser’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) the Purchaser may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.3 shall be continued in respect of such claim until the final disposition thereof. The Purchaser shall not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 8.3 shall survive the consummation of the Share Exchange and shall be binding, jointly and severally, on the Purchaser and the Company and all successors and assignees of the Purchaser and the Company. In the event that the Purchaser or the Company or any of their respective successors or assignees consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser and the Company shall ensure that proper provision shall be made so that the successors and assigns of the Purchaser or the Company, as the case may be, shall succeed to the obligations set forth in this Section 8.3.

(d) On the Closing Date, the Purchaser shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals set forth on Schedule 8.3(d), which indemnification agreements shall continue to be effective following the Closing.

8.4 Round Lot Holders. The parties to this Agreement shall use commercially reasonable efforts to cause the Purchaser to have at least three hundred (300) stockholders of record with each holding at least one hundred (100) shares of Purchaser Ordinary Shares at the Closing, after giving effect to any redemptions.

ARTICLE IX
CONDITIONS TO CLOSING

9.1 Condition to the Obligations of the Parties. The obligations of all of the parties to consummate the Closing are subject to the satisfaction of all the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of the parties:

(a) No provisions of any applicable Law or Order that restrains, prohibits or imposes any condition on the consummation of the Closing shall be in force;

(b) There shall not be any Action brought by any governmental Authority to enjoin or otherwise restrict the consummation of the Closing;

(c) The Additional Agreements shall have been entered into by each party thereto and the same shall be in full force and effect.

(d) The aggregate dollar amount of the Purchaser Stock Redemptions does not cause the balance of the Trust Account (less any fees and costs relating to the transactions contemplated by this Agreement) to be an amount less than $5,000,001.

(e) Completion of the closing requirements listed in Schedule 2.3 hereto.

(f) The Purchaser Business Combination Approval shall have been obtained.

(g) The Purchaser Ordinary Shares to be issued in connection with the Share Exchange shall have been approved for listing on Nasdaq.

(h) The Purchaser Stock Redemption shall have been completed in accordance with the terms hereof and the Proxy Statement.

9.2 Conditions to Obligations of the Purchaser. The obligation of the Purchaser to consummate the Closing is subject to the satisfaction, or the waiver at the Purchaser’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have performed in all material respects its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) (i) The representations and warranties of the Company contained in Section 4.1 (Corporate Existence and Power), Section 4.2 (Authorization), Section 4.4 (Noncontravention), Section 4.9 (Subsidiaries), Section 4.5 (Capitalization) and Section 4.28 (Finders’ Fees) shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct in all respects as of such earlier date); and (ii) the other representations and warranties of the Company contained in ARTICLE IV shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that the condition set forth in subclause (ii) shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, individually or in the aggregate, result in a Company Material Adverse Effect, in each case without giving effect to any limitation as to materiality or Company Material Adverse Effect set forth therein.

(c) There shall have not occurred and be continuing any Company Material Adverse Effect.

(d) The Purchaser shall have received a certificate signed by an authorized officer certifying that the conditions set forth in Section 9.2(a) through Section 9.2(c) have been satisfied.

(e) The Purchaser shall have received a certificate executed by the corporate secretary of the Company or another authorized executive officer of the Company certifying, as of the Closing Date, (i) a copy of the Charter Documents certified as of a recent date by the Secretary of State or similar official of its jurisdictions of organization, (ii) copies of resolutions duly adopted by the board of directors of the Company and by vote or consent of the Stockholders authorizing this Agreement, the Additional Agreements and the transactions contemplated hereby and thereby, (iii) certifying as to signatures of the officer(s) executing this Agreement and any certificate or document to be delivered pursuant hereto, together with evidence of the incumbency of such Secretary, and (iv) a recent good standing certificate regarding the Company from each jurisdiction in which the Company organized or is qualified to do business.

(f) The Key Personnel shall have executed the Non-Compete Agreements and the same shall be in full force and effect, and the Company shall have entered into labor agreements with each of its employees to the extent required by law, and satisfied all accrued obligations of the Company applicable to its employees.

(g) The Purchaser shall have received executed copies of lock-up agreements (the “Lock-Up Agreements”) in a form and substance reasonably acceptable to the parties hereto signed by each of the Stockholders and each holder of a Company Option who receives Purchaser Ordinary Shares pursuant to Section 2.2. The Lock-Up Agreements shall contain transfer restrictions and exceptions substantially similar to those contained in the Stock Escrow Agreement, dated as of March 27, 2019, by and among the Purchaser, the initial shareholders of the Purchaser listed on Exhibit A attached thereto and VStock Transfer, LLC, except that transfers shall also be permitted to strategic investors approved by the Purchaser's board of directors.

9.3 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date.

(b) The representations and warranties of the Purchaser contained in ARTICLE V shall be true and correct as of the Closing Date as if made at and as of such time (except for representations and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only be true and correct as of such earlier date); provided, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties, in the aggregate, result in a Purchaser Material Adverse Effect, in each case without giving effect to any limitation as to materiality or Purchaser Material Adverse Effect set forth therein.

(c) The Company shall have received at the Closing a certificate signed on behalf of the Purchaser by a senior executive officer of the Purchaser to the effect that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

(d) Purchaser shall have executed and delivered to the Company a copy of each Additional Agreement to which it is a party.

(e) The Stockholder designees shall have been appointed to the board of directors of the Purchaser, effective as of the Closing.

(f) There shall have not occurred and be continuing any Purchaser Material Adverse Effect.

(g) The Purchaser shall have filed with the BVI Registrar of Corporate Affairs the Amended and Restated Memorandum and Articles of Association in the form included in the Proxy Statement and approved by the Purchaser’s stockholders at the Purchaser Special Meeting.

ARTICLE X
INDEMNIFICATION

10.1 Indemnification of Purchaser. From and after the Closing Date, the Company and the Stockholders hereby, severally but not jointly, agrees to indemnify and hold harmless the Purchaser and each director, officer, employees and agents of the Purchaser and each of its Subsidiaries who served in such role at any time prior to the Closing (collectively, the “Purchaser Indemnitees”) from and against any claims, damages, costs, expenses, losses, or other liabilities whatsoever and all reasonable and actual attorneys’ fees and other reasonable and actual costs and expenses (collectively, the “Claim”), brought against any Purchaser Indemnitee by any third party and arising out of or relating to any breach, inaccuracy or nonfulfillment or the alleged breach, inaccuracy or nonfulfillment of any of the representations, warranties and covenants of the Company contained herein or any certificate or other writing delivered pursuant hereto. In the event that a Purchaser Indemnitee is entitled to any indemnification pursuant to this ARTICLE X following the Closing, such Purchaser Indemnitee shall be paid exclusively from the Escrow Shares.

10.2 Indemnification of Company. From and after the Closing Date, the Purchaser shall, and cause its Affiliates (including the Company Group after the Closing) to, indemnify and hold harmless each Stockholder and director and officer of the Company and each of its Subsidiaries who served in such role at any time prior to the Closing (collectively, the “Company Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action against the Purchaser, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Purchaser or its Affiliates, as the case may be, would have been permitted under applicable Law and Purchaser’s organizational documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

10.3 Procedure. The following shall apply with respect to all Claims made by a Company Indemnitee or Purchaser Indemnitee (collectively, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement by another party hereto (the “Indemnifying Party”): An Indemnified Party shall give prompt written notice (an “Indemnification Notice”) of any Claim with respect to which such Indemnified Party seeks indemnification pursuant to this ARTICLE X, which written notice shall describe in reasonable detail the Claim that has been or may be suffered by the Indemnified Party, including the aggregate amount of the Claim for which indemnification is being sought that have been incurred, or to the extent not yet incurred, a good faith estimate of the amount of such Claim reasonably expected to be incurred.

(a) If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 10 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Claim that has been or may be sustained by the Indemnified Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received from the counterparty in such third party Action by the Indemnified Party relating to the Third Party Claim.

(b) The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. If the Indemnifying Party assumes the defense of any such Third Party Claim pursuant to this Section 10.3(b), then the Indemnified Party shall cooperate with the Indemnifying Party in any manner reasonably requested in connection with the defense, and the Indemnified Party shall have the right to be kept informed in all materiality by the Indemnifying Party and its legal counsel with respect to the status of any legal proceedings, to the extent not inconsistent with the preservation of attorney-client or work product privilege. If the Indemnifying Party so assumes the defense of any Third Party Claim, then the Indemnified Party shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of such Indemnified Party.

(c) If the Indemnifying Party elects to assume the defense of any Third Party Claim pursuant to Section 10.3(b), then the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party withdraws from or fails to reasonably prosecute the defense of such asserted liability, or unless a judgment is entered against the Indemnified Party for such liability. If the Indemnifying Party, after commencing or undertaking any such defense, fails to reasonably prosecute or withdraws such defense, then the Indemnified Party shall have the right to undertake the defense or settlement thereof using legal counsel reasonably satisfactory to the Indemnifying Party. The Indemnifying Party shall seek the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) to any settlement or compromise of any Third Party Claim to the extent such settlement or compromise: (i) seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) to the extent such Third Party Claim involves criminal allegations against the Indemnified Party or (y) if such Third Party Claim would impose liability on the part of the Indemnified Party in an amount which is greater than the amount as to which the Indemnified Party is entitled to indemnification under this Agreement. In the event the Indemnified Party retains control of the Third Party Claim, the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

10.4 Escrow of Escrow Shares by Stockholders. The Company hereby authorizes the Purchaser to deliver the Escrow Shares into escrow (the “Escrow Fund”) pursuant to the Escrow Agreement. For purposes of this ARTICLE X, the Escrow Shares are valued at $10.00 per share.

(a) Escrow Shares. Payment of Dividends; Voting. Any dividends, interest payments, or other distributions of any kind made in respect of the Escrow Shares will be delivered promptly to the Escrow Agent to be held in escrow (the “Escrow Income”) and distributed to the Stockholders in accordance with the Escrow Agreement. The Stockholders shall be entitled to vote the Escrow Shares on any matters to come before the stockholders of the Purchaser.

(b) Distribution of Escrow Shares. At the times provided for in Section 10.4(d), the Escrow Shares and the Escrow Income shall be released to the Stockholders’ Representative for distribution to the Stockholders. The Purchaser shall take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Stockholders. Certificates representing Escrow Shares so issued that are subject to resale restrictions under applicable securities laws will bear a legend to that effect. No fractional shares shall be released and delivered from the Escrow Fund to the Stockholders’ Representative and all fractional shares shall be rounded to the nearest whole share.

(c) Assignability. No Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, including by operation of Law, by the Stockholders or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of the Stockholders, prior to the delivery to such Stockholders by the Stockholders’ Representative of the Escrow Fund by the Escrow Agent as provided herein.

(d) Release from Escrow Fund. Upon the expiration of the Survival Period (the “Release Date”), the Escrow Shares and the Escrow Income shall be released from the Escrow Account to the Stockholders’ Representative for distribution to the Stockholders less the number or amount of Escrow Shares equal to the amount of any losses from Claims set forth in any Indemnification Notice from the Purchaser with respect to any pending but unresolved claim for indemnification. Prior to the Release Date, the Stockholders’ Representative and the Purchaser shall jointly issue to the Escrow Agent a certificate executed by each of them instructing the Escrow Agent to release such number of Escrow Shares determined in accordance with this Section 10.4(d). Any Escrow Shares retained in escrow as a result of the immediately preceding sentence shall be released to the Stockholders’ Representative promptly upon resolution of the related claim for indemnification in accordance with the provisions of this ARTICLE X.

10.5 Survival of Indemnification Rights. All representations and warranties of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive until twelve (12) months following the Closing (the “Survival Period”). If an Indemnification Notice has been given by the Purchaser before the expiration of the Survival Period, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.

10.6 Limitations on Indemnification.

(a) Notwithstanding anything to the contrary in this Agreement:

(i) no Purchaser Indemnitee shall be entitled to any Claim unless such Claim exceeds $50,000 (the “De Minimis Amount”), at which time those Claims in excess of the De Minimis Amount shall be subject to indemnification hereunder;

(ii) the aggregate liability of the Company and the Stockholders for indemnification pursuant to this ARTICLE X shall not exceed the deemed value of Escrow Shares as set forth in Section 10.4;

(iii) in no event shall any loss be recoverable under the terms of this Agreement to the extent it consists of or is based upon punitive, special or exemplary damages, except to the extent awarded to a third party in connection with a Third Party Claim; and

(iv) after the expiration of the Survival Period, neither the Company nor any Stockholder shall have any liability for indemnification pursuant to this ARTICLE X other than with respect to Claims already made as provided in this ARTICLE X.

(b) Promptly after a Purchaser Indemnitee becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to a Claim pursuant to this ARTICLE X, the Purchaser Indemnitee shall take all commercially reasonable steps to mitigate and minimize all losses that could result from or relate to such Claim.

(c) Any indemnification payments hereunder to be made to a Purchaser Indemnitee shall take into account any insurance proceeds or other third party reimbursement received or reasonably expected to be received by such Purchaser Indemnitee or any of its Affiliates. In the event that a recovery is made by a Purchaser Indemnitee or any Affiliate of a Purchaser Indemnitee with respect to any Claim for which such Purchaser Indemnitee has already been indemnified hereunder, then a return of the Escrow Shares with an aggregate value equal to the aggregate amount of the recovery shall be made promptly to the Stockholders.

10.7 Exclusive Remedy. Notwithstanding any other provision of this Agreement to the contrary, except as expressly set forth otherwise, this ARTICLE X shall be the sole and exclusive remedy of the Indemnified Parties from and after the Closing and shall be in lieu of any other remedies that may be available to any Indemnified Party under any other agreement or pursuant to any statutory or common law with respect to any losses directly or indirectly resulting from or arising out of any Claims or the transactions contemplated by this Agreement; provided, however, that the foregoing sentence shall not be deemed a waiver by any party hereto of any right to specific performance or injunctive relief.

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before three arbitrators under the then current provisions of the rules of the American Arbitration Association in force when the notice of arbitration is submitted. Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) The Purchaser, on the one hand, and the Company and Stockholders’ Representative, on the other hand, shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator (collectively the “Arbitrators”). None of the Arbitrators shall have any competitive interests with the Company, the Stockholders or the Purchaser.

(c) The Laws of the State of Delaware shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the Laws of the State of Delaware applicable to a contract negotiated, signed, and wholly to be performed in the State of Delaware, which Laws the Arbitrators shall apply in rendering their decision. The parties shall cause the Arbitrators to issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after the third arbitrator shall have been selected. The Arbitrators shall have no authority to award punitive, consequential, special, indirect or other exemplary damages, including for lost profits or otherwise.

(d) The arbitration shall be conducted in English and held in New York, New York in accordance with and under the then-current provisions of the rules of the American Arbitration Association, except as otherwise provided herein.

(e) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award or to obtain relief as provided in Section 11.1(f), as applicable (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrators’ decision, unless the Arbitrators shall otherwise allocate such costs in such decision. The determination of the Arbitrators shall be final and binding upon the parties and not subject to appeal.

(f) Any judgment upon any award rendered by the Arbitrators may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (federal and state) in the State of Delaware to enforce any award of the Arbitrators or to render any provisional, temporary, or injunctive relief in connection with or in aid of the Arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrators to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination Without Default.

(a) In the event that the Purchaser shall not be reasonably satisfied that its continuing legal due diligence review of the Company and its Subsidiaries did not identify any fact or circumstance that has a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole; by no later than July 12, 2019, the Purchaser shall have the right to terminate this Agreement by providing written notice to the Company by no later than July 12, 2019; provided, however, that the Purchaser shall not exercise the right of termination set forth in this Section 12.1(a) unless the Purchaser shall have promptly notified the Company in writing of any of such identified facts or circumstances and shall have cooperated with the Company in good faith to resolve such issues.

(b) In the event that the Closing of the transactions contemplated hereunder has not occurred on or prior to March 31, 2020 (the “Outside Closing Date”), each of the Purchaser and the Company shall have the right, at its sole option, to terminate this Agreement by written notice to the other parties; provided that this right to terminate shall not be available to any party whose material breach under this Agreement has been the cause of, or resulted in, the failure of the Closing to have been consummated on or before such date. Such right may be exercised by Purchaser or the Company, as the case may be, giving written notice to the other at any time after the Outside Closing Date.

(c) In the event an Authority shall have issued an Order, having the effect of permanently restraining, enjoining or otherwise prohibiting the Share Exchange which Order is final and non-appealable, the Purchaser or the Company shall have the right, at its sole option, to terminate this Agreement, by written notice to the other parties.

(d) In the event that the Purchaser fails to receive the approval of the stockholders of the Purchaser at the Purchaser Special Meeting (subject to any adjournment or recess of such special meeting), the Purchaser or the Company, at its sole option, shall have the right to terminate this Agreement, by written notice to the other parties.

(e) The Company shall have the right, at its sole option, to terminate this Agreement by written notice to the Purchaser, if the aggregate dollar amount of the Purchaser Stock Redemptions equals or exceed an amount that would cause the balance of the Trust Account (not taking into account any fees and costs relating to the transactions contemplated by this Agreement or otherwise) to be an amount less than $5,000,001.

(f) The Company shall have the right, at its sole option, to terminate this Agreement by written notice to the Purchaser if the Purchaser is de-listed from Nasdaq prior to the Closing.

12.2 Termination Upon Default.

(a) The Purchaser may, by written notice to the Company, terminate this Agreement on or prior to the Closing Date, without prejudice to any rights or obligations if there has been a breach of any representation, warranty, covenant or other agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 9.2(a) or Section 9.2(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from the Purchaser of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Purchaser is not then in material breach of any of its respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 9.3(a) or Section 9.3(b); provided, further, that the thirty (30) day cure period for the Company to cure a Terminating Company Breach set forth in subclause (ii) above shall not apply if such Terminating Company Breach is a result of a breach of Section 9.1.

(b) The Company may, by written notice to the Purchaser, terminate this Agreement on or prior to the Closing Date, without prejudice to any rights or obligations, if there has been a breach of any representation, warranty, covenant or other agreement made by the Purchaser, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 9.3(a) or Section 9.3(b) not being satisfied as of the Closing Date (a “Terminating Purchaser Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from the Purchaser of such Terminating Purchaser Breach is received by the Purchaser (such notice to describe such Terminating Purchaser Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 9.2(a) or Section 9.2(b); provided, further, that the thirty (30) day cure period for the Purchaser to cure a Terminating Purchaser Breach set forth in subclause (ii) above shall not apply if such Terminating Purchaser Breach is a result of a breach of Section 9.1.

12.3 Effect of Termination. If this Agreement is terminated pursuant to this ARTICLE XII, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, Affiliate, agent, consultant or representative of such party) to any other party hereto, other than liability of any party for fraud. The provisions of Section 8.2, ARTICLE XI, this Section 12.3 and ARTICLE XIII shall survive any termination hereof pursuant to this ARTICLE XII.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice, request, demand or other communication hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00 PM on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery; (b) if by fax or email (if provided herein), on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five (5) days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows, or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company, to:

35F International Finance Centre
8 Finance Street
Central, Hong Kong
Attn: Chief Executive Officer

if to the Stockholders’ Representative:

c/o Diginex Limited
35F International Finance Centre
8 Finance Street
Central, Hong Kong

if to the Purchaser:

c/o 8i Enterprises Acquisition
6 Eu Tong Sen Street
#08-13 The Central
Singapore 059817
Attn: James Tan, CEO

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Giovanni Caruso

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each party, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive, consequential, special, indirect or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s length bargaining; no presumption against drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. All press releases or other public communications of any nature whatsoever relating to the transactions contemplated by this Agreement, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior written approval of the Purchaser and the Company.

13.5 Expenses. The costs and expenses of the Purchaser and the Company (including the Hong Kong stamping fee) in connection with this Agreement and the transactions contemplated hereby shall be paid by the Purchaser after the Closing. If the Closing does not take place and such failure to close is not the result of a default by either party, each party shall be solely responsible for its own costs and expenses, except that the Purchaser shall pay the Company’s reasonable fees and expenses incurred in connection with Section 6.13, including the completion of the audit in accordance with U.S. GAAP and the engagement of a financial consultant to prepare financial statements of the Company in accordance with U.S. GAAP. If the failure of the Closing to occur is the result of a default by the Company under Section 12.2(a), the Company shall reimburse the Purchaser for all of the Purchaser’s professional fees, disbursements and other costs and expenses incurred in connection with this Agreement. If the failure of the Closing to occur is the result of a default by the Purchaser under Section 12.2(b), the Purchaser shall reimburse the Company for all of the Company’s professional fees, disbursements and other costs and expenses incurred in connection with this Agreement.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other parties. Any purported assignment or delegation without such consent shall be void.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof, except that all matters relating to the fiduciary duties of the Purchaser’s board of directors shall be subject to the laws of the British Virgin Islands.

13.8 Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein; provided, however, that the parties acknowledge and agree that the Section entitled “No Trading” in that certain Summary of Non-Binding Terms between the Company and the Purchaser (as amended) shall remain in full force and effect. No provision of this Agreement or any Additional Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority of competent jurisdiction that any provision of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of certain terms and references; captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation” and its derivatives; “or” means “and/or;” and “any” means “any one, more than one, or all.”.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule. Any reference in a schedule contained in the disclosure schedules delivered by a party hereunder shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section of this Agreement that corresponds to such schedule and any other representations and warranties of such party that are contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. All references to dollars (or the symbol “$” or USD) contained herein shall be deemed to refer to United States dollars. All references to HOK shall be deemed to refer to Hong Kong dollars.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such specified date or event shall not be counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual knowledge of the Key Personnel and the knowledge that such individuals would have after reasonable investigation and inquiry by such individuals.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third Party Beneficiaries. Except as provided in Section 8.3 and Section 13.16, neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final prospectus of the Purchaser, dated March 27, 2019 (the “Prospectus”). Each of the Company and the Stockholders’ Representative, for himself and on behalf of the Stockholders, has read the Prospectus and understands that the Purchaser has established the Trust Account for the benefit of the public stockholders of the Purchaser and the underwriters of the IPO pursuant to the Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Purchaser may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement. For and in consideration of the Purchaser agreeing to enter into this Agreement, each of the Company and the Stockholders’ Representative, for himself and on behalf of the Stockholders, hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser.

13.15 Stockholders’ Representative. By virtue of the authorization and consent of the Stockholders holding 75% or more of the total issued share capital of the Company (the “Selling Stockholders”) and the drag along notices dated July 5, 2019, sent on behalf of the Selling Stockholders to the remaining stockholders of the Company, the Stockholders have irrevocably nominated, constituted and appointed Pelham Limited, a Hong Kong company, as the agent and attorney-in-fact for each Stockholder, (i) to give and receive notices and communications to the Purchaser for any purpose under this Agreement and the Additional Agreements, (ii) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any indemnification claims under Section 10.1 or other disputes arising under or related to this Agreement, (iii) to enter into and deliver the Escrow Agreement on behalf of each of the Stockholders, (iv) to authorize or object to delivery to the Stockholders of the Escrow Fund, or any portion thereof, in satisfaction of indemnification claims by the Purchaser in accordance with the provisions of the Escrow Agreement, (v) to act on behalf of the Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Share Exchange and (vi) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. Such agency may be changed by the Stockholders from time to time upon no less than twenty (20) days’ prior written notice to the Purchaser, provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Common Stock on an as-if converted basis outstanding immediately prior to the transaction contemplated by this Agreement. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to the Purchaser. No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive any compensation for his services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Stockholders. The Stockholders’ Representative shall not be liable for any act done or omitted hereunder while acting in good faith and in the exercise of reasonable business judgment. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Stockholders and shall be final, binding and conclusive upon each of the Stockholders. The Stockholders shall severally indemnify the Stockholders’ Representative and hold him harmless against any loss, liability, or expense incurred without gross negligence or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder. Notwithstanding anything in this Agreement to the contrary, the Stockholders’ Representative shall have no obligation or authority with respect to any indemnification claims against a Stockholder made by the Purchaser under Section 10.2.

13.16 Non-Recourse. Without limiting the rights of the Company under Section 13.17, this Agreement may be enforced only against, and any dispute, claim or controversy based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought only against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth in this Agreement with respect to such party. Without limiting the rights of the Company under Section 13.17, except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, lender or representative or Affiliate of any named party to this Agreement (which Persons are intended third party beneficiaries of this Section 13.16) shall have any liability (whether in contract or tort, at law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party or for any dispute, claim or controversy based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

13.17 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Share Exchange) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with ARTICLE XII, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor the Stockholders would have entered into this Agreement. Each party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 13.17 shall not be required to provide any bond or other security in connection with any such injunction.

13.18 Non-Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument, document or certificate delivered pursuant to this Agreement shall survive the Closing and shall expire upon the occurrence of the Closing, except for those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing and then only to such extent.

13.19 Acknowledgements.

(a) Each party acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties set forth in ARTICLE IV constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the representations and warranties set forth in ARTICLE V constitute the sole and exclusive representations and warranties of the Purchaser in connection with the transactions contemplated by this Agreement; (iv) except for the representations and warranties set forth in ARTICLE IV and ARTICLE V being made by the Company and the Purchaser, respectively, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or representatives in certain “data rooms,” management presentations or in any other form in expectation of the Share Exchange and any related transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Share Exchange, except those set forth in set forth in ARTICLE IV and ARTICLE V.

(b) Effective upon Closing, each party waives, on its own behalf and on behalf of its respective Affiliates and representatives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against any other party or their respective Subsidiaries and any of their respective current or former Affiliates or representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the disclosure schedules hereto, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party acknowledges and agrees that it will not assert, institute or maintain any action, suit, claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 13.19. Notwithstanding anything herein to the contrary, nothing in this Section 13.19(b) shall preclude any party from seeking any remedy for actual and intentional fraud by a party solely and exclusively with respect to the making of any representation or warranty by it in ARTICLE IV or ARTICLE V (as applicable). Each party shall have the right to enforce this Section 13.19 on behalf of any Person that would be benefitted or protected by this Section 13.19 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 13.19 shall limit, modify, restrict or operate as a waiver with respect to, any rights any party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement or the Additional Agreements.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser:

8i Enterprises Acquisition Corp.

By:	/s/ James Tan
Name: James Tan
Title: CEO

Company:

Diginex Ltd.

By:	/s/ Miles Pelham
Name: Miles Pelham
Title: Chairman

Stockholders’ Representative:

Pelham Limited

By:	/s/ Miles Pelham
Name: Miles Pelham

Stockholders:

Pelham Limited

By:	/s/ Miles Pelham
Name: Miles Pelham

[Signature page to Share Exchange Agreement]

SCHEDULE 2.3

CLOSING REQUIREMENTS

PART I

At the Closing:

(i)	each Stockholder shall deliver to the Purchaser:

(a)	duly executed instrument of transfer and duly executed sold note in respect of the transfer of the Company Common Stock owned by such Stockholder in favor of the Purchaser and any power of attorney under which any such instrument of transfer is executed on behalf of such Stockholder; and

(b)	the existing share certificate(s) in respect of the Company Common Stock in the name of such Stockholder;

(ii)	the Stockholders shall procure a board meeting of the Company to be held at which it shall be resolved that each of the transfers relating to the Company Common Stock owned by each Stockholder shall be approved for registration and the Purchaser registered as the holder of the Company Common Stock concerned in the register of members, and certified as a true copy by a director of the Company;

(iii)	each Stockholder shall deliver or procure the delivery of the following documents to the Purchaser:

(a)	a copy of the resolution of the board of directors of any corporate Stockholder (as applicable) approving the entering into and execution of this Agreement and the transactions contemplated under this Agreement, certified as a true copy by a director of such corporate Stockholder; and

(b)	a duly completed subscription application form for the application of the Closing Payment Shares to be received by such Stockholder.

PART II

Against the Stockholders completing the obligations stated in Part I above:

(iv)	The Purchaser shall:

(a)	deliver to the Stockholders a certified true copy of the resolutions of its board of directors: (i) approving this Agreement and the transactions contemplated hereunder and the due execution thereof; and (ii) approving and authorizing the issuance and allotment of the Closing Payment Shares and the issuance of share certificates thereof to the Stockholders;

(b)	allot and issue the Closing Payment Shares to the Stockholders (or as it may direct) and shall promptly thereafter register the Stockholders and/or its nominee(s) as members of the Purchaser in respect of the Closing Payment Shares; and

(c)	deliver to the Stockholders (or as it may direct), definitive share certificates in respect of the Closing Payment Shares in favor of the Stockholders and/or its nominee(s).